Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 370,709,453.52	0.0001381	$ 51,194.98
Fees Previously Paid
	Total Transaction Valuation:	$ 370,709,453.52
	Total Fees Due for Filing:			$ 51,194.98
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 51,194.98
	Net Fee Due:			$ 0.00
Offering Note
[1]	(1) Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The filing fee is calculated based on the sum of: (a) the product of 9,909,624 issued and outstanding shares of common stock, par value $1.00 per share, of Distribution Solutions Group, Inc. (the "Company" and, such common stock, the "Shares") subject to the transaction referred to in this Statement on Schedule 13E-3 (this "Statement") multiplied by the per share merger consideration of $35.00; (b) the product of 406,467 Shares subject to Vested Company RSUs and Director RSUs (each as defined in the merger agreement relating to the transaction that is the subject of this Statement) multiplied by the per share merger consideration of $35.00; (c) the product of 697,154 Shares underlying Vested Company Options other than Underwater Options (each as defined in the merger agreement relating to the transaction that is the subject of this Statement) multiplied by $7.50, which is the difference between the per share merger consideration of $35.00 and the weighted average exercise price of $27.50 per Share; (d) the product of 18,472 Vested SPRs (as defined in the merger agreement relating to the transaction that is the subject of this Statement) and $19.38, which is the difference between the per share merger consideration and the Vested SPRs weighted-average exercise price of $15.62 and (e) the product of 115,988 shares of Company Stock Unit (as defined in the merger agreement relating to the transaction that is the subject of this Statement) and the per share merger consideration. The sum of (a), (b), (c), (d) and (e) is referred to as the "Transaction Value." The amount of the filing fee, calculated in accordance Rule 0-11(b)(1) under the Exchange Act by the Fee Rate of 0.0001381 currently in effect.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims			Schedule 14A	000-10546	09/01/2026		$ 51,194.98
Fee Offset Sources	1	Distribution Solutions Group, Inc.	Schedule 14A	000-10546		09/01/2026		$ 51,194.98
Offset Note
[1]	The Company paid $51,194.98 upon the filing of its Preliminary Proxy Statement on Schedule 14A on August 31, 2026 in connection with the transaction reported hereby.